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Exhibit 5.1

                 Opinion of Weil, Gotshal & Manages Sp. z o.o.



                                                                   July 26, 1999



Netia Holdings S.A.
ul. Poleczki 13
02-822 Warsaw, Poland

Ladies and Gentlemen,

         We have acted as Polish counsel to Netia Holdings S.A., a corporation organized under the laws of the Republic of Poland (the "COMPANY"), in connection with the preparation and filing of the Registration Statement of the Company on Form F-1 under the United States Securities Act of 1933, as amended (File No. 333-10556) (the "REGISTRATION STATEMENT"). Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

         Based on the foregoing, and subject to the qualifications stated herein and assuming the capital increase represented by the Common Shares (as defined below) is registered by the Commercial Court in Warsaw, we are of the opinion that the 5,500,000 Ordinary Shares, par value PLN 6.00 per share, of the Company (the "COMMON SHARES") represented by American Depositary Shares (the "ADSS") to be issued and sold by the Company, as contemplated by the Registration Statement, have been duly authorized by the Company and, when issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

         The opinion expressed herein is based on the laws of the Republic of Poland. We express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

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         We hereby consent (a) to be named in the Prospectus as the attorneys who have passed upon (i) the validity of the Ordinary Shares represented by the ADSs being offered thereby and (ii) the statements included in the Prospectus under "Risk Factors - It May be Difficult for Investors to Effect Service and Enforcement of Legal Process" and "Enforcement of Certain Civil Liabilities" and
(b) to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,






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